Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR THIRD QUARTER 2020

QUAKERTOWN, PA (October 27, 2020) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the third quarter of 2020 of $3,778,000, or $1.07 per share on a diluted basis, compared to net income of $3,090,000, or $0.88 per share on a diluted basis, for the same period in 2019.  For the nine months ended September 30, 2020, QNB reported net income of $7,932,000, or $2.25 per share on a diluted basis. This compares to net income of $9,612,000, or $2.75 per share on a diluted basis, reported for the same period in 2019.

The increase in quarterly net income and earnings per share, when comparing the three months ended September 30, 2020 with the same period in 2019 is due primarily to an increased gain on sale of mortgage loans originated, and improvement in the fair value of the equity securities held by QNB Corp, our bank holding company.  The decrease in net income and earnings per share when comparing the nine-month periods is due primarily to the decrease in the fair value of the equity securities held by QNB Corp.

The following table presents disaggregated net income:

	Three months ended,			Nine months ended,
	9/30/2020	9/30/2019	Variance	9/30/2020	9/30/2019	Variance
QNB Bank	$3,207,000	$2,636,000	$571,000	$8,543,000	$8,372,000	$171,000
QNB Corp	571,000	454,000	117,000	(611,000)	1,240,000	(1,851,000)
Consolidated net income	$3,778,000	$3,090,000	$688,000	$7,932,000	$9,612,000	$(1,680,000)

Total assets as of September 30, 2020 were $1,417,073,000 compared with $1,225,023,000 at December 31, 2019. Loans receivable at September 30, 2020 were $887,792,000 compared with $820,616,000 at December 31, 2019, an increase of $67,176,000, or 8.2%.  QNB Bank originated $82,475,000 in the Small Business Administration’s Paycheck Protection Program (“PPP”) loans, enabling 660 businesses to maintain their payrolls and stay in operation.  Excluding the PPP loans net of deferred fees, loans receivable would have decreased $12,891,000, or 1.6% since year-end 2019.  Total deposits at September 30, 2020 were $1,214,463,000, increasing $176,603,000, or 17.0%, compared with $1,037,860,000 at December 31, 2019, with households and businesses keeping their deposits in short-term, liquid accounts.  Most of the PPP loans proceeds were deposited to QNB Bank deposit accounts.

“QNB Bank continues to adapt to the current environment. Since June 5, we are operating our branch locations at full capacity, while adhering to health department guidance.  Earnings and loan quality remain strong in this difficult operating environment.  Household and deposit growth remain strong as well, and we have had record year with mortgage loan volume – both refinance and purchase.” stated David W. Freeman, President and Chief Executive Officer.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and nine months ended September 30, 2020 totaled $9,330,000 and $27,727,000 respectively, an increase of $148,000 and $598,000, respectively from the same periods in 2019. Net interest margin was 2.78% for the third quarter of 2020 and 3.14% for the same period in 2019.  Net interest margin was 2.96% for the nine months ended September 30, 2020, compared with 3.17% for the same period in 2019.   The increase in net interest income is due to the increase in average earning assets, including loans, investments and interest-bearing cash in banks, for the three and nine-month periods ending September 30, 2020, compared with the same periods in 2019.

The yield on earning assets was 3.20% for the third quarter 2020, a decrease of 82 basis points from 4.02% in the third quarter of 2019. For the nine-month period ended September 30, 2020, yield on earning assets was 3.50%, compared with 4.05% for the same period in 2019.  The cost of interest-bearing liabilities decreased 57 basis points to 0.53% for the quarter and 41 basis points to 0.68% for the nine months ended September 30, 2020, compared with the same period in 2019.   The decrease in margin is due to repricing loans and prepayment of available for sale investments, and reinvesting in bonds with lower rates, as the general level of interest rates has decreased dramatically starting in February 2020.  In addition to the repricing of the loan and investment portfolio, the decrease in net interest margin is also attributable to the increase in interest-bearing cash as a percentage of earning assets, when comparing the two periods.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $250,000 provision for loan losses in the third quarter of 2020 compared with $550,000 in the third quarter 2019.  QNB's allowance for loan losses of $10,765,000 represents 1.21% of loans receivable at September 30, 2020 compared to $9,887,000, or 1.20% of loans receivable at December 31, 2019, and $9,494,000, or 1.14% of loans receivable at September 30, 2019.  Excluding the PPP loans, which are expected to be fully forgiven within the next three to eighteen months, and are 100% guaranteed by the US Treasury, the allowance represents 1.33% of loans receivable.  Net loan recoveries were $51,000 and net loan charge offs were $122,000 for the quarter and nine months ended September 30, 2020, respectively, compared with charge offs of $220,000 and $265,000 for the same periods in 2019, respectively.   Annualized net loan recoveries/charge-offs for the quarter and nine months ended September 30, 2020 were -0.02% and 0.02% of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $14,666,000, or 1.65% of loans receivable at September 30, 2020, compared with $16,464,000, or 2.01% of loans receivable at December 31, 2019, and $14,088,000, or 1.70% of loans receivable at September 30, 2019.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2020, $4,961,000, or approximately 50% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful totaled $16,716,000 at September 30, 2020, an increase of $794,000, or 5.0%, from the

$15,922,000 reported at December 31, 2019, and a decrease of $269,000, or 1.6%, from the $16,985,000 reported at September 30, 2019.  The increase in loans classified as substandard is due to the downgrade of a large credit in third quarter 2020, net of repayments of existing substandard loans since September 30, 2019.

Non-Interest Income

Total non-interest income was $2,809,000 for the third quarter of 2020, an increase of $665,000, or 31.0%, compared with the same period in 2019, due primarily to a $526,000 increase in net gains on sale of loans, the result of increased sales of mortgage loans originated, stemming from the low interest rate environment, when comparing the two periods. For the three months ended September 30, 2020, QNB sold $11,563,000 in mortgage loans, compared with $2,179,000 million for the same period in 2019.

Combined  realized and unrealized gains of the equity securities portfolio was $810,000 for the quarter and $796,000 loss for the nine months ended September 30, 2020.  There was a small gain on sale of debt securities for the same periods.  The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 2.97%.   The performance of the portfolio during the quarter and nine months ended September 30, 2020 is commensurate with the overall performance of the U.S. stock market.

ATM and debit card income increased $65,000, to $598,000 when comparing the two periods.  Other income increased for the period due to increased fair value of mortgage servicing rights and title company income.  Fees for services to customers and retail brokerage and advisory income decreased $133,000 and $4,000, respectively, when comparing the two periods.  The reduction in fees for services to customers is due primarily to a decrease in overdraft items when comparing the periods.

For the nine months ended September 30, 2020, non-interest income was $4,055,000, a decrease of $2,052,000, or 33.6%, compared to the same period in 2019, primarily due to combined decrease in net realized gains and unrealized change in fair value of the equities securities totaling  $2,661,000, and a decrease in fees for services to customers of $295,000, for the same reasons as described above.  The estimated cumulative contribution (realized and unrealized net gains, plus dividends) of the equities portfolio to diluted earnings per share from January 1, 2008 through September 30, 2020 is $1.50.

Excluding the realized gain and change in fair value of equities, non-interest income increased $609,000, when comparing the two periods, for the same reasons those described in the quarterly results.

Non-Interest Expense

Total non-interest expense was $7,197,000 for the third quarter of 2020, increasing $242,000, or 3.5% from $6,955,000  for the same period in 2019.  Salaries and benefits expense increased $119,000, or 2.9%, to $4,182,000 when comparing the two quarters.  Salary expense and related payroll taxes decreased $42,000, to $3,467,000 during the third quarter 2020 compared to the same period in 2019 due to a reduction in bonus accrual and increased loan origination deferred costs resulting from the mortgage loan originations of $71,000 and $88,000, respectively.  Employee salaries increased $114,000, or 3.7%, when comparing the periods.     Medical premiums increased $149,000, or 36.7%, due to increased medical claims when comparing the two periods.  Net occupancy and furniture and equipment expense increased $116,000, or 10.3%, to $1,239,000 for the third quarter 2020, due primarily to increased depreciation expense, building maintenance and combined amortization of software, software maintenance and computer backup expense of $23,000, $39,000, and $58,000 respectively, offset in part by decreased equipment maintenance of $8,000, when comparing the two periods.  QNB’s new Allentown branch opened late in the third quarter and the Upper Perkiomen branch had not yet relocated until fourth quarter 2019.

Other non-interest expense increased $7,000 when comparing third quarter of 2020 and 2019 with decreased marketing, postage, supplies, telecommunication, regulatory assessment and travel and entertainment expenses of $130,000, $8,000, $10,000, $12,000, $20,000 and $54,000, respectively, offset in part by increased FDIC insurance expense and state tax of $140,000 and $72,000, respectively.  Marketing and travel and entertainment expense reductions are due to cancellation of events, seminars and travel due the COVID-19 pandemic.  Increased FDIC insurance is due to a surplus fund credit received in 2019.  State tax increase is due to the increased shares tax, resulting from increased bond portfolio valuation at the bank in 2020 compared to 2019.

For the nine months ended September 30, 2020, non-interest expense was $21,344,000, an increase of $872,000, or 4.3%, compared to the same period in 2019.  Salary and benefits increased $605,000, or 5.2%, to $12,239,000 and net occupancy and furniture and equipment increased $335,000, or 10.2% to $3,617,000 for the same reasons as the quarterly increase.  FDIC insurance and state taxes also increased $153,000 and $96,000 when comparing the two periods, for the same reasons as the quarterly increase.

Provision for income taxes increased 25%, to $914,000 in the third quarter 2020 due to increased pre-tax income and a higher effective tax rate, compared with the same period in 2019.  The effective tax rates for the quarter and nine months ended September 30, 2020  were 19.5% and 16.0%, respectively, compared with 19.1% and 18.8%, respectively, for the same periods in 2019.  The variance in effective tax rates is due to the decrease in proportional share of taxable versus non-taxable income and the change in fair value of the equities investments during the quarter and nine months ended September 30, 2020, compared with the same period in 2019.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves.  More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December

31, 2019. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19
Assets	$1,417,073	$1,390,479	$1,232,010	$1,225,023	$1,245,863
Cash and cash equivalents	37,520	66,773	46,489	17,608	20,787
Investment securities
Debt securities, AFS	444,616	403,620	327,325	349,710	361,157
Equity securities	11,691	10,744	9,417	9,164	5,850
Loans held-for-sale	9,077	3,679	216	977	240
Loans receivable	887,792	878,620	821,283	820,616	830,556
Allowance for loan losses	(10,765)	(10,464)	(10,334)	(9,887)	(9,494)
Net loans	877,027	868,156	810,949	810,729	821,062
Deposits	1,214,463	1,183,188	1,043,521	1,037,860	1,048,189
Demand, non-interest bearing	205,492	209,581	146,143	146,270	150,944
Interest-bearing demand, money market and savings	805,217	765,855	682,303	656,014	661,414
Time	203,754	207,752	215,075	235,576	235,831
Short-term borrowings	52,406	57,412	43,265	55,931	69,945
Long-term borrowings	10,000	10,000	10,000	-	-
Shareholders' equity	130,995	128,563	124,613	120,717	118,985
Asset Quality Data (Period End)
Non-accrual loans	$10,001	$10,355	$11,134	$11,704	$12,445
Loans past due 90 days or more and still accruing	-	-
Restructured loans	4,665	4,705	4,727	4,760	1,643
Non-performing loans	14,666	15,060	15,861	16,464	14,088
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$14,666	$15,060	$15,861	$16,464	$14,088

Allowance for loan losses	$10,765	$10,464	$10,334	$9,887	$9,494

Non-performing loans / Loans excluding held-for-sale	1.65%	1.71%	1.93%	2.01%	1.70%
Non-performing assets / Assets	1.03%	1.08%	1.29%	1.34%	1.13%
Allowance for loan losses / Loans excluding held-for-sale	1.21%	1.19%	1.26%	1.20%	1.14%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19	9/30/20	9/30/19

Interest income	$10,763	$10,740	$11,331	$11,600	$11,817	$32,834	$34,818
Interest expense	1,433	1,506	2,168	2,435	2,635	5,107	7,689
Net interest income	9,330	9,234	9,163	9,165	9,182	27,727	27,129
Provision for loan losses	250	250	500	375	550	1,000	925
Net interest income after provision for loan losses	9,080	8,984	8,663	8,790	8,632	26,727	26,204
Non-interest income:
Fees for services to customers	299	242	411	444	432	952	1,247
ATM and debit card	598	516	488	548	533	1,602	1,522
Retail brokerage and advisory income	141	169	113	141	145	423	419
Net realized gain (loss) on investment securities	198	169	-	192	973	367	1,563
Unrealized gain (loss) on equity securities	627	1,166	(2,940)	504	(305)	(1,147)	266
Net gain on sale of loans	589	365	81	83	63	1,035	112
Other	357	190	276	298	303	823	978
Total non-interest income	2,809	2,817	(1,571)	2,210	2,144	4,055	6,107
Non-interest expense:
Salaries and employee benefits	4,182	3,985	4,072	4,452	4,063	12,239	11,634
Net occupancy and furniture and equipment	1,239	1,180	1,198	1,254	1,123	3,617	3,282
Other	1,776	1,704	2,008	1,926	1,769	5,488	5,556
Total non-interest expense	7,197	6,869	7,278	7,632	6,955	21,344	20,472
Income before income taxes	4,692	4,932	(186)	3,368	3,821	9,438	11,839
Provision for income taxes	914	998	(406)	623	731	1,506	2,227
Net income	$3,778	$3,934	$220	$2,745	$3,090	$7,932	$9,612

Share and Per Share Data:
Net income - basic	$1.07	$1.11	$0.06	$0.78	$0.88	$2.25	$2.75
Net income - diluted	$1.07	$1.11	$0.06	$0.78	$0.88	$2.25	$2.75
Book value	$36.89	$36.29	$35.29	$34.30	$33.92	$36.89	$33.92
Cash dividends	$0.34	$0.34	$0.34	$0.33	$0.33	$1.02	$0.99
Average common shares outstanding - basic	3,542,805	3,532,079	3,522,667	3,509,766	3,501,771	3,532,555	3,494,471
Average common shares outstanding - diluted	3,542,805	3,532,079	3,525,455	3,515,830	3,508,317	3,532,677	3,501,507

Selected Ratios:
Return on average assets	1.06%	1.15%	0.07%	0.88%	1.00%	0.80%	1.07%
Return on average shareholders' equity	11.94%	12.27%	0.73%	9.06%	10.39%	8.56%	11.11%
Net interest margin (tax equivalent)	2.78%	2.95%	3.18%	3.11%	3.14%	2.96%	3.17%
Efficiency ratio (tax equivalent)	58.47%	56.17%	93.70%	66.01%	60.34%	66.07%	60.52%
Average shareholders' equity to total average assets	8.92%	9.34%	9.96%	9.75%	9.63%	9.38%	9.59%
Net loan charge-offs (recoveries)	$(51)	$120	$53	$(18)	$220	$122	$265
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.02%	0.06%	0.03%	-0.01%	0.11%	0.02%	0.04%

Balance Sheet (Average)
Assets	$1,411,477	$1,325,979	$1,221,487	$1,232,071	$1,225,776	$1,319,948	$1,205,326
Investment securities (AFS & Equities)	424,075	357,177	347,072	360,403	359,549	376,284	359,338
Loans receivable	880,582	866,567	821,695	827,103	822,738	856,370	806,126
Deposits	1,211,726	1,132,735	1,037,594	1,046,835	1,044,094	1,127,660	1,024,826
Shareholders' equity	125,889	123,815	121,684	120,158	117,984	123,802	115,629